EXHIBIT 99.1

ZONES, INC. ANNOUNCES END OF “GO-SHOP” PERIOD WITH NO ADDITIONAL TAKEOVER PROPOSALS RECEIVED

Auburn, Wash., September 4, 2008 – Zones, Inc. (the “Company,” or “Zones”TM) (NASDAQ: ZONS) announced today the conclusion of the “go-shop” period contemplated by the Agreement and Plan of Merger (the “merger agreement”) announced on July 31, 2008, between Zones and Zones Acquisition Corp., a Washington corporation owned by Firoz Lalji, the Company’s Chief Executive Officer and Chairman of the Board.   During the go-shop period, Zones was permitted to initiate, solicit, encourage and enter into and maintain discussions or negotiations regarding competing takeover proposals. The Company was assisted in this process by Cascadia Capital, LLC, the independent financial advisor to the special committee of the Zones Board of Directors.

During the go-shop period, Cascadia Capital, LLC contacted eleven potential transaction partners, none of which expressed interest in pursuing a transaction likely to lead to a takeover proposal as an alternative to the transaction contemplated by the merger agreement. As a result, no party has qualified as an excluded party under the terms of the merger agreement, and the merger agreement now restricts the Company’s ability to, among other things, solicit or engage in negotiations regarding competing takeover proposals.

In light of the conclusion of the go-shop period and the absence of any excluded party, and unless Zones receives an unsolicited superior proposal prior to obtaining shareholder approval for the merger, Zones intends to continue working with Zones Acquisition Corp. to complete the merger in a timely manner, subject to satisfaction of the conditions set forth in the merger agreement.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Zones’ current expectations or forecasts of future events and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These uncertainties and other factors also include, but are not limited to, risks associated with this transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the transaction due to the failure to obtain the approval of shareholders, including approval of shareholders other than Mr. Lalji and his related parties who will remain shareholders of the surviving corporation, the failure to satisfy other conditions to completion of the transaction, the outcome of any legal proceedings that have been, or may be, instituted against Zones related to the merger agreement, or risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger. Zones undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in Zones’ Securities and Exchange Commission reports, including Zones’ annual report on Form 10-K for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the quarter ended June 30, 2008.

Additional Information and Where to Find It

In connection with the proposed merger, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on August 22, 2008. Shareholders are strongly advised to read the definitive proxy statement when it becomes available because it will contain important information. In addition to receiving the proxy statement from Zones by mail, shareholders will also be able to obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company at the SEC website at http://www.sec.gov or, without charge, from Zones by contacting Zones’ proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885, collect at (212) 929-5500 or via email at proxy@mackenziepartners.com.

Zones and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of shareholders generally, is set forth in Zones’ proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the definitive proxy statement relating to the merger when it becomes available.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small-to-medium-sized business market, enterprise accounts and public sector accounts. Zones sells these products through outbound and inbound account executives, a national field sales force, catalogs and the Internet. Zones offers more than 150,000 products from leading manufacturers including Adobe, Apple, Avaya, Cisco, HP, IBM, Kingston, Lenovo, Microsoft, NEC, Nortel Networks, Sony, Symantec and Toshiba.

For more information, contact:

Ronald McFadden
Zones, Inc.
Chief Financial Officer
(253) 205-3000